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                              EXHIBIT 12
                     J. BAKER, INC. AND SUBSIDIARIES
            Computation of Ratio of Earnings to Fixed Charges
                       (Dollars in thousands)



                                                                              Fiscal Years Ended
                                                   ----------------------------------------------------------------------------
                                                   January 30,    January 29,     January 28,      February 3,      February 1,
                                                      1993           1994            1995             1996*            1997**
                                                   ----------     ----------      ----------       ----------       ---------
Historical ratio of earnings to fixed charges

Earnings (loss) from continuing operations
   before taxes and extraordinary item per
   consolidated statements of earnings                $21,076        $36,424         $36,899        $(64,425)       $(157,274)

Add:
   Portion of rents representative of the
     interest factor                                    6,564         15,227          17,593          17,316           16,283
   Interest on indebtedness including the
     amortization of debt expense and
     detachable warrant value(1)                        8,211          8,146           9,735          10,983           13,056
                                                      -------        -------         -------         -------          -------

Earnings (loss) before fixed charges,
     as adjusted                                      $35,851        $59,797         $64,227        $(36,126)       $(127,935)
                                                       ======         ======          ======         =======         ========

Fixed charges
   Interest on indebtedness including the
     amortization of debt expense and
     detachable warrant value (1)                    $  8,211      $   8,146        $  9,735        $ 10,983         $ 13,056
                                                      -------       --------         -------         -------          -------
Rents                                                $ 19,691       $ 45,680        $ 52,780        $ 51,948         $ 48,850
   Portion of rents representative of
     the interest factor (2)                         $  6,564       $ 15,227        $ 17,593        $ 17,316         $ 16,283
                                                      -------        -------         -------         -------          -------
   Fixed charges (1) + (2)                           $ 14,775       $ 23,373        $ 27,328        $ 28,299         $ 29,339
                                                      =======        =======         =======         =======          =======

Ratio of earnings (loss) to fixed charges                2.43x          2.56x           2.35x          (1.28)x          (4.36)x
                                                      =======        =======         =======         =======          =======


(*)  1996 reflects the impact of restructuring charges of $69,300,000.
(**) 1997 reflects the impact of restructuring and other non-recurring charges of $122,309,000.